Exhibit 99.1

Contacts
Media
Ana Kapor
650.638.6227
kapora1@appliedbiosystems.com

Investors	European Media and Investors
Linda Greub	David Speechly, Ph.D.
650.554.2349	(+) 44.162.273.9150
greublm@appliedbiosystems.com	speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FOURTH QUARTER
AND FISCAL 2004 RESULTS

FOSTER CITY, CA, July 28, 2004– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported that earnings per share from continuing operations were $0.20 for the fourth quarter of fiscal 2004, compared to $0.46 in the prior year quarter. Included in the fiscal 2004 fourth quarter reported results were pre-tax charges of $14.9 million for the impairment of patents and acquired technology, and $4.4 million for asset write-downs and other expenses related to the decision to transfer the 8500 Affinity Chip Analyzer product line back to HTS Biosystems, Inc. The total earnings per share impact of these items was a reduction of $0.07. As reported in our fourth quarter fiscal 2003 earnings release, the prior year quarter included special items that increased net income by $47.9 million, or $0.23 per share. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net revenues for the Group for the fourth quarter of fiscal 2004 were $460.5 million, 6 percent above prior year quarter revenues of $432.9 million. The net effect of foreign currency increased net revenues in the fourth quarter of fiscal 2004 by approximately $6 million, or 1 percent, compared to the prior year.

During the fourth quarter of fiscal 2004, instrument revenues increased 7 percent to $231.2 million from prior year quarter revenues of $215.3 million. Instrument revenues increased in both the Mass Spectrometry product category and the Real-Time PCR/Other Applied Genomics product category (previously called the Sequence Detection System (SDS)/Other Applied Genomics product category), and declined in the DNA Sequencing and the Other Product Lines product categories.

Consumables revenues in the fourth quarter of fiscal 2004 were $153.0 million, 3 percent above prior year quarter revenues of $149.2 million. Sales of Real-Time PCR/Other Applied Genomics consumables increased from the prior year quarter while sales of DNA sequencing consumables declined. Revenues from other sources, including service and support, royalties, licenses, and consulting, increased 12 percent to $76.3 million from $68.4 million in the prior year quarter. Increased service and support revenues were the primary drivers of this growth.

“During the fourth quarter, revenue, gross margin, operating margin, and EPS results were encouraging,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Additionally, Applied Biosystems is beginning to implement changes resulting from the product portfolio and the organizational design phases of the strategic and operational review that began in February. We are now embarking on the next phase of the review, aimed at identifying and analyzing additional internal and external growth opportunities.”

Commenting on fiscal 2004 fourth quarter performance, Michael W. Hunkapiller, Ph.D., President, Applied Biosystems said, “Revenue growth in the quarter was driven by significant growth in both the Mass Spectrometry and the Real-Time PCR/Other Applied Genomics product categories. In Mass Spectrometry, revenues increased 40 percent compared to the prior year quarter, driven by the strength of sales of both the 4000 Q TRAP® and the API 4000™ LC/MS/MS Systems. The prior year quarter was somewhat weak as we had introduced, but not yet begun to ship, the 4000 Q TRAP System. Revenues in the Real-Time PCR/Other Applied Genomics product category increased 25 percent compared to the prior year quarter. Sales of both consumables and instruments drove this increase. Sales for the DNA Sequencing product category declined as a result of lower sales of both instruments and consumables to the large genome centers.”

“During the fourth quarter, revenue in Europe increased 23 percent compared to the prior year quarter primarily as a result of strong sales of the 4000 Q TRAP System and Real-Time PCR/Other Applied Genomics consumables and instruments,” Dr. Hunkapiller added. “In Japan, where revenue declined 7 percent compared to the prior year quarter, the transition of universities to Independent Administrative Agency Status continued to negatively affect our sales. Finally, sales in the U.S. declined 3 percent compared to the prior year quarter as a result of weaker DNA Sequencing sales to the large genome centers. ”

Commenting on the ongoing strategic and operational review, Catherine M. Burzik, Executive Vice President and Chief Operating Officer, Applied Biosystems said, “During the first phase of our strategic review, we analyzed our existing product portfolio and R&D investments. As a result, we have made decisions about our existing product portfolio and we have rebalanced and refocused our R&D investments towards higher growth opportunities. During the second phase of the review, we analyzed our organizational effectiveness. As a result, we are restructuring Applied Biosystems into divisions with integrated resources. We believe that this restructuring will improve our ability to execute, as well as enhance business alignment and customer focus in the organization. These, and further changes, should enable us to move towards achieving higher organic revenue growth as we move beyond fiscal 2005.”

Gross margin in the fourth quarter of fiscal 2004 was 53.1 percent. The fiscal 2004 fourth quarter cost of sales included a charge of $1.2 million for the asset write-downs referred to above. The gross margin in the prior year quarter was 51.0 percent. The year-over-year quarterly margin improvement was primarily due to additional costs related to changes in the oligo manufacturing processes in the prior year quarter, a shift in product mix towards newer, higher margin products such as the 4000 Q TRAP, volume increases, and operational efficiencies.

Selling, general, and administrative expenditures in the fourth quarter of fiscal 2004 increased 19 percent to $117.5 million from $98.8 million in the prior year quarter. Fiscal 2004 amounts included $4.0 million of increased spending for the development of and enhancements to the Applied Biosystems Portal and unfavorable foreign currency effects of approximately $3 million compared to the prior year quarter. In addition, the Group incurred costs associated with an enterprise system software upgrade and the strategic business review, as well as higher litigation-related legal expenses and increased pension and insurance costs compared to the prior year quarter. Research, development, and engineering expenditures in the fourth quarter of fiscal 2004 were $56.4 million, representing 12.2 percent of revenues, compared to $58.2 million, representing 13.4 percent of revenues, in the prior year quarter.

Operating income in the fourth quarter of fiscal 2004 was $52.5 million compared to $68.1 million in the prior year quarter. The fiscal 2004 fourth quarter operating income included $19.3 million of charges for asset impairments and other costs referred to above. As reported in our fourth quarter 2003 earnings release, the prior year quarter included a special item that increased operating income by $4.3 million. The operating margin in the fourth quarter of fiscal 2004 was 11.4 percent, including a 4.2 percentage point impact from the special charges. The fourth quarter fiscal 2003 operating margin was 15.7 percent, which included a 1 percentage point benefit associated with the special item.

Income from continuing operations in the fourth quarter of fiscal 2004 was $40.5 million, compared to $96.1 million in the prior year quarter. The fiscal 2004 fourth quarter amount included pre-tax charges of $19.3 million for the special items referred to above. As discussed above, the prior year quarter included special items that increased net income by $47.9 million. Net income for the fourth quarter of fiscal 2004 was $51.1 million. Net income included an after-tax benefit of $10.6 million related to discontinued operations. This amount is comprised of a $7.6 million expected German tax benefit and a $3.0 million reduction in a litigation liability in connection with a final settlement payment. The net effect of foreign currency on net income during the fourth quarter of fiscal 2004 was a benefit of approximately $1 million as compared to the prior year.

During the fourth quarter of fiscal 2004, the Group repurchased 6.5 million shares of Applera-Applied Biosystems stock for $125.0 million.

For fiscal 2004, the Group reported net revenues of $1.74 billion, 3 percent above fiscal 2003 revenues of $1.68 billion. The net effect of foreign currency increased net revenues in fiscal 2004 by approximately $37 million, or 2 percent, compared to the prior year. Revenues from instrument sales increased 1 percent to $841.0 million from $829.2 million reported for the prior year period. Instrument sales in the Mass Spectrometry and Real-Time PCR/Other Applied Genomics product categories increased, and sales of DNA Sequencing instruments declined. The decline in DNA Sequencing instrument revenue resulted from lower sales to the large genome centers. Revenues from sales of consumables were $609.2 million, 6 percent above the $575.4 million reported for the prior year period. This increase resulted from growth in sales of consumables in the Real-Time PCR/Other Applied Genomics product category. Revenues from DNA Sequencing consumables declined slightly during fiscal 2004. Revenues from other sources, including service and support, royalties, licenses, and consulting, increased 5 percent to $290.9 million from $278.3 million in the prior year. This increase resulted primarily from higher service and support revenues, partially offset by lower technology licensing fees.

Earnings per share from continuing operations in fiscal 2004 were $0.83 compared to $0.95 in the prior year. The fiscal 2004 reported results included after-tax charges totaling $17.6 million for asset write-downs, severance and other costs. These results also included after-tax gains of $11.7 million relating to sales of investments and legal settlements. The total earnings per share impact of these items was a reduction of $0.03. As reported in our fourth quarter fiscal 2003 earnings release, the prior year included special items that increased income from continuing operations by $25.0 million, or $0.12 per share. The net effect of foreign currency on fiscal 2004 net income was a benefit of approximately $8 million, or $0.04 per share, compared to the prior year.

Net income for fiscal 2004 was $182.9 million, which included an after-tax benefit of $10.6 million related to discontinued operations. This amount is comprised of a $7.6 million expected German tax benefit and a $3.0 million reduction in a litigation liability in connection with a final settlement payment. Fiscal 2003 net income was $183.2 million, which included a $16.4 million after-tax loss from discontinued operations.

During fiscal 2004, the Group repurchased 15.4 million shares of Applera-Applied Biosystems stock for $325.0 million.

Applied Biosystems Outlook

Applied Biosystems has the following expectations regarding its financial performance for fiscal 2005:

•	Fiscal 2005 Revenue Growth Rate: The Group anticipates low- to mid-single digit revenue growth for the Group as a whole. In terms of product categories, Real-Time PCR/Other Applied Genomics revenues should increase, driven by increased use of Applied Biosystems products in the expanding field of functional genomics, and Mass Spectrometry revenues should increase, driven by increased use of Applied Biosystems products for proteomics research, drug metabolism and pharmacokinetics studies, and applied markets applications. Revenues from DNA Sequencing overall should decline, although revenues from customers who are not affiliated with the large genome centers should increase modestly. Core DNA Synthesis and PCR and Other Product Lines revenues should approximately equal fiscal 2004 revenues.

•	Fiscal 2005 Margins and Expenses: The gross margin should equal, or slightly exceed, the fiscal 2004 gross margin. Selling, general and administrative expense as a percent of total revenues should approximate, and R&D expense as a percent of total revenues should decline from, the fiscal 2004 levels. The operating margin should increase from the fiscal 2004 level, excluding special items in both fiscal years.

•	Fiscal 2005 Effective Tax Rate: The effective tax rate should be 28 percent. However, the effective tax rate may be impacted by pending tax legislation to replace the existing U.S. export tax regime, possible extension of the research tax credit, and the possibility that the Group may be able to resolve several outstanding tax issues in multiple taxing jurisdictions.

•	Fiscal 2005 Earnings Per Share from Continuing Operations Growth: Earnings per share from continuing operations should increase at a rate exceeding that of the annual revenue growth rate, excluding special items in both fiscal years.

•	Fiscal 2005 Capital Spending: Capital spending should be in the range of $55-65 million.

•	Fiscal 2005 First Quarter Earnings Per Share: First quarter earnings per share, excluding severance related charges resulting from the previously disclosed reduction in staff, should be equal to, or slightly above or below, the prior year quarter results. First quarter fiscal 2005 SG&A expense should significantly exceed prior year quarter, primarily as a result of increased litigation expenses, the cost of an enterprise system software upgrade, and the negative effect of foreign currency.

Beyond fiscal 2005, the Group believes organic revenue growth should attain high-single digits due to changes implemented to the Group’s existing business. These changes include rebalancing R&D investments and implementing a new divisional organizational structure, as well as related business process changes. The Group is seeking to identify and analyze additional internal and external growth opportunities aimed at further increasing this revenue growth rate.

The Group believes that this outlook and its fiscal year 2005 financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; and the level of government funding for life science research. While the Group anticipates growth in U.S. sales, the Group believes that customer concern about the timing and level of future NIH funding in the U.S. could impact purchase behavior by laboratories operated or funded by the NIH. In Europe, the Group expects government funding for life science research to remain stable. Finally, the Group expects the transition of universities in Japan to Independent Administrative Agency status will continue to negatively impact financial results.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. In June 2002, Celera Diagnostics and Abbott Laboratories announced a long-term strategic alliance to develop, manufacture and market a broad range of in vitro molecular diagnostic products, including third party products brought into the alliance. On October 1, 2002, sales responsibilities for products manufactured by Celera Diagnostics were largely transferred to Abbott.

For the fourth quarter of fiscal 2004, end-user alliance sales for all products, sold primarily by Abbott, increased to $12.2 million from $9.1 million in the same quarter last year. This increase was primarily due to higher demand for products sourced during fiscal 2004 from third parties, including products for HLA typing, and infectious disease testing products. During the recently completed quarter, end-user sales of products manufactured by Celera Diagnostics, which are sold primarily by Abbott, were $8.7 million, unchanged from the same quarter last year.

During the recently completed quarter, the pre-tax loss decreased to $8.7 million, compared to $15.4 million in the same quarter last year. This decrease was primarily due to higher revenue and gross margin, and lower R&D expenses. Reported revenues increased to $9.7 million, compared to $5.6 million in the same quarter last year. Reported revenues for the recent quarter consist primarily of equalization payments from Abbott Laboratories resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues from Cepheid. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used was $5.4 million in the quarter, compared to $16.1 million in the fourth quarter of fiscal 2003. This improvement was due to lower pre-tax losses and reduced working capital requirements.

For fiscal 2004, end-user alliance sales of all products sold primarily by Abbott increased to $45.9 million from $20.5 million in fiscal 2003. The prior year results do not include $3.9 million of end-user sales of products manufactured by Celera Diagnostics and sold by Applied Biosystems during the fiscal first quarter of 2003. End-user sales of products manufactured by Celera Diagnostics and sold primarily by Abbott increased to $38.0 million from $23.4 million during the prior year. These increases were primarily due to increased demand for cystic fibrosis ASRs. Pre-tax losses decreased to $42.0 million from $51.2 million during the prior year. Reported revenues increased to $36.7 million from $20.8 million in fiscal 2003. Net cash used for the year was $43.3 million, compared to $59.4 million in fiscal 2003.

“During fiscal 2004, Celera Diagnostics reduced its pre-tax losses and cash requirements and advanced its discovery research and product development programs through the strategic alliance with Abbott,” said Kathy Ordoñez, President, Celera Diagnostics. “To sustain our drive toward profitability, we are focused on growing sales within our existing alliance product portfolio, developing new technology-related revenue opportunities, and commercializing new products. Our new relationships with Merck and Cepheid represent the type of technology-related revenue opportunities we may pursue in the future.”

Celera Diagnostics and Merck & Co., Inc. today announced an agreement to identify novel targets for drug discovery and diagnostic markers related to Alzheimer’s disease. Celera Diagnostics will retain rights for diagnostic applications for discoveries from the studies. Merck will fund discovery research at Celera Diagnostics related to this collaboration. In addition, Merck will make milestone payments and pay royalties for pharmaceutical products Merck develops and advances toward commercialization as a result of this study.

During July 2004, Celera Genomics, Celera Diagnostics and General Electric announced a joint research collaboration that will initially support GE’s development of novel diagnostic imaging agents for cancer. These agents are intended to selectively target cell surface proteins that Celera Genomics has associated with cancer.

During June 2004, Celera Diagnostics and Applied Biosystems announced a patent license agreement with Cepheid relating to real-time thermal cycler instruments for research, diagnostics and other applications. Cepheid will pay Applera a license fee of $11.5 million over a two-year period, a majority of which relates to diagnostic rights and will be recorded by Celera Diagnostics, as well as ongoing royalties on sales of products incorporating the licensed intellectual property.

Over the last three months, Celera Diagnostics and its collaborators described scientific findings from a number of disease association studies that have both diagnostic and therapeutic implications:

•	Celera Diagnostics presented data linking a variation in the gene PTPN22 to a two-fold increase in risk for rheumatoid arthritis (RA) during a scientific session at the Annual European Congress of Rheumatology (EULAR). In addition, The American Journal of Human Genetics published a paper describing this discovery.

•	Celera Diagnostics and its collaborators presented additional findings related to the risk of myocardial infarction (MI) at the International Vascular Biology meeting in June 2004. Its scientists are working with Quest Diagnostics and other collaborators to identify the most informative constellation of markers associated with MI. Presentation of additional results is expected this fall.

•	Additional scientific presentations described other study results at Celera Diagnostics, including the identification of novel mutations associated with risk of stroke and Alzheimer’s disease, and gene expression patterns to predict interferon responsiveness in hepatitis C patients.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics intends to continue advancing its disease association research portfolio and its medical utility studies to create value from diagnostic testing. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $28 to $35 million, and fiscal 2005 net cash use to be in a range of $30 to $40 million. Total end user sales for the alliance between Celera Diagnostics and Abbott Laboratories are anticipated to be in range of $60 to $70 million. This outlook assumes continued demand growth for current products, such as ASRs for cystic fibrosis and products for infectious disease testing, and some contribution from new alliance product sales.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	12:00 noon
•	Celera Genomics Group	12:15 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the "Investors & Media" section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 28 until August 8, 2004. Interested parties should call 706.645.9291 and enter conference ID 8716436.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (6) uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera Diagnostics to protect trade secrets, and the risk to Applied Biosystems and Celera Diagnostics of infringement claims; (7) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (8) a pending upgrade of our global enterprise system software could interfere with business operations if any difficulties are encountered when the upgrade is implemented; (9) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (10) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (11) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (12) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from fourth party payors such as private insurance companies and government insurance plans; (13) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (14) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (15) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (16) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (17) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (18) intense competition in the industry in which Celera Diagnostics operates; and (19) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2004. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera and AB (Design) are registered trademarks and Applera, API 4000, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)

	(Unaudited)
	Three months ended		Twelve months ended
	June 30,		June 30,

	2004	2003	2004	2003

Net revenues	$460.5	$432.9	$1,741.1	$1,682.9
Cost of sales	216.0	212.1	835.4	833.5

Gross margin	244.5	220.8	905.7	849.4
Selling, general and administrative	117.5	98.8	439.0	393.1
Research, development and engineering	56.4	58.2	233.8	238.4
Employee-related charges, asset impairments and other	18.1	(4.3)	23.7	20.0

Operating income	52.5	68.1	209.2	197.9
Gain (loss) on investments, net	0.1	(0.2)	11.2	(2.3)
Interest income, net	2.9	3.4	12.0	12.7
Other income (expense), net	0.7	25.5	7.3	30.4

Income before income taxes	56.2	96.8	239.7	238.7
Provision for income taxes	15.7	0.7	67.4	39.1

Income from continuing operations	40.5	96.1	172.3	199.6
Income (loss) from discontinued operations, net of income taxes	10.6		10.6	(16.4)

Net income	$51.1	$96.1	$182.9	$183.2

Income from continuing operations per share
Basic	$0.20	$0.46	$0.84	$0.96
Diluted	$0.20	$0.46	$0.83	$0.95
Income (loss) from discontinued operations per share
Basic	$0.06	$—	$0.05	$(0.08)
Diluted	$0.05	$—	$0.05	$(0.08)
Net income per share
Basic	$0.26	$0.46	$0.89	$0.88
Diluted	$0.25	$0.46	$0.88	$0.87

Average common shares outstanding
Basic	199,007,000	208,872,000	204,596,000	208,963,000
Diluted	202,014,000	210,510,000	208,337,000	210,354,000

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
 (Dollar amounts in millions)
(Unaudited)

	Three months ended
	June 30,

	2004	2003*	Change

DNA Sequencing	$139.8	$164.1	-15%
% of total revenues	30%	38%
Real-Time PCR/Other Applied GenomicsA	120.8	96.7	25%
% of total revenues	26%	22%
Mass Spectrometry	119.5	85.1	40%
% of total revenues	26%	20%
Core DNA Synthesis & PCR	49.9	51.3	-3%
% of total revenues	11%	12%
Other Product Lines	30.5	35.7	-15%
% of total revenues	7%	8%

Total	$460.5	$432.9	6%

*	The three months ended June 30, 2003 included reclassifications from Other Product Lines of $1.7 million to Mass Spectrometry and $0.2 million to Real-Time PCR/Other Applied Genomics.

	Twelve months ended
	June 30,

	2004	2003**	Change

DNA Sequencing	$572.5	$631.7	-9%
% of total revenues	33%	37%
Real-Time PCR/Other Applied GenomicsA	430.9	352.5	22%
% of total revenues	25%	21%
Mass Spectrometry	414.8	355.1	17%
% of total revenues	24%	21%
Core DNA Synthesis & PCR	202.4	202.9	-%
% of total revenues	11%	12%
Other Product Lines	120.5	140.7	-14%
% of total revenues	7%	9%

Total	$1,741.1	$1,682.9	3%

**	The twelve months ended June 30, 2003 included reclassifications from Other Product Lines of $5.3 million to Mass Spectrometry and $0.6 million to Real-Time PCR/Other Applied Genomics.

A	The product category Real-Time PCR/Other Applied Genomics was previously called SDS/Other Applied Genomics.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$460.5	$12.4	$9.7		$(3.0)	$479.6
Cost of sales	216.0	2.5	4.7		(2.1)	221.1

Gross margin	244.5	9.9	5.0		(0.9)	258.5
Selling, general and administrative	117.5	6.6	3.6			127.7
Research, development and engineering	56.4	29.4	10.1		(1.1)	94.8
Amortization of intangible assets		0.7				0.7
Employee-related charges, asset impairments and other	18.1	18.1				36.2

Operating income (loss)	52.5	(44.9)	(8.7)		0.2	(0.9)
Gain on investments, net	0.1	24.8				24.9
Interest income, net	2.9	2.5				5.4
Other income (expense), net	0.7	0.5				1.2
Loss from joint venture		(8.7)			8.7

Income (loss) before income taxes	56.2	(25.8)	(8.7)		8.9	30.6
Provision (benefit) for income taxes	15.7	(20.0)		a	0.6	(3.7)

Income (loss) from continuing operations	40.5	(5.8)	(8.7)		8.3	34.3
Income from discontinued operations, net of income taxes	10.6					10.6

Net income (loss)	$51.1	$(5.8)	$(8.7)		$8.3	$44.9

Income (loss) from continuing operations per share
Basic	$0.20	$(0.08)
Diluted	$0.20	$(0.08)
Income from discontinued operations per share
Basic	$0.06	$—
Diluted	$0.05	$—
Net income (loss) per share
Basic	$0.26	$(0.08)
Diluted	$0.25	$(0.08)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$432.9	$21.5	$5.6		$(4.1)	$455.9
Cost of sales	212.1	4.0	4.4		(2.2)	218.3

Gross margin	220.8	17.5	1.2		(1.9)	237.6
Selling, general and administrative	98.8	8.3	3.1			110.2
Research, development and engineering	58.2	28.5	13.5		(2.2)	98.0
Amortization of intangible assets		0.7				0.7
Employee-related charges, asset impairments and other	(4.3)					(4.3)

Operating income (loss)	68.1	(20.0)	(15.4)		0.3	33.0
Loss on investments, net	(0.2)					(0.2)
Interest income, net	3.4	3.2				6.6
Other income (expense), net	25.5	0.4				25.9
Loss from joint venture		(15.4)			15.4

Income (loss) before income taxes	96.8	(31.8)	(15.4)		15.7	65.3
Provision (benefit) for income taxes	0.7	(12.4)		a	(2.4)	(14.1)

Net income (loss)	$96.1	$(19.4)	$(15.4)		$18.1	$79.4

Net income (loss) per share
Basic and diluted	$0.46	$(0.27)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2004
(Dollar amounts in millions except per share amounts)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$1,741.1	$60.1	$36.7		$(12.7)	$1,825.2
Cost of sales	835.4	10.8	20.1		(7.8)	858.5

Gross margin	905.7	49.3	16.6		(4.9)	966.7
Selling, general and administrative	439.0	29.2	14.7			482.9
Research, development and engineering	233.8	104.6	43.9		(5.2)	377.1
Amortization of intangible assets		2.9				2.9
Employee-related charges, asset impairments and other	23.7	18.1				41.8

Operating income (loss)	209.2	(105.5)	(42.0)		0.3	62.0
Gain on investments, net	11.2	24.3				35.5
Interest income, net	12.0	10.8				22.8
Other income (expense), net	7.3	1.9				9.2
Loss from joint venture		(42.0)			42.0

Income (loss) before income taxes	239.7	(110.5)	(42.0)		42.3	129.5
Provision (benefit) for income taxes	67.4	(53.0)		a	0.1	14.5

Income (loss) from continuing operations	172.3	(57.5)	(42.0)		42.2	115.0
Income from discontinued operations, net of income taxes	10.6					10.6

Net income (loss)	$182.9	$(57.5)	$(42.0)		$42.2	$125.6

Income (loss) from continuing operations per share
Basic	$0.84	$(0.79)
Diluted	$0.83	$(0.79)
Income from discontinued operations per share
Basic	$0.05	$—
Diluted	$0.05	$—
Net income (loss) per share
Basic	$0.89	$(0.79)
Diluted	$0.88	$(0.79)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2003
(Dollar amounts in millions except per share amounts)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$1,682.9	$88.3	$20.8		$(14.8)	$1,777.2
Cost of sales	833.5	14.1	11.3		(9.3)	849.6

Gross margin	849.4	74.2	9.5		(5.5)	927.6
Selling, general and administrative	393.1	30.2	11.7			435.0
Research, development and engineering	238.4	120.9	49.0		(6.7)	401.6
Amortization of intangible assets		5.9				5.9
Employee-related charges, asset impairments and other	20.0					20.0

Operating income (loss)	197.9	(82.8)	(51.2)		1.2	65.1
Loss on investments, net	(2.3)	(0.3)				(2.6)
Interest income, net	12.7	16.9				29.6
Other income (expense), net	30.4	(16.9)				13.5
Loss from joint venture		(51.2)			51.2

Income (loss) before income taxes	238.7	(134.3)	(51.2)		52.4	105.6
Provision (benefit) for income taxes	39.1	(52.4)		a	0.4	(12.9)

Income (loss) from continuing operations	199.6	(81.9)	(51.2)		52.0	118.5
Loss from discontinued operations, net of income taxes	(16.4)					(16.4)

Net income (loss)	$183.2	$(81.9)	$(51.2)		$52.0	$102.1

Income (loss) from continuing operations per share
Basic	$0.96	$(1.15)
Diluted	$0.95	$(1.15)
Loss from discontinued operations per share
Basic and diluted	$(0.08)	$—
Net income (loss) per share
Basic	$0.88	$(1.15)
Diluted	$0.87	$(1.15)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.